Exhibit 99.1

ENSTAR	Press Release

Date: January 5, 2007	Contact: Amy M. Dunaway
For Release: Immediately	Telephone: (334) 834-5483
THE ENSTAR GROUP, INC. ANNOUNCES DIVDEND RECORD DATE;
RECEIVES NASDAQ NOTICE
     Montgomery, Alabama — January 5, 2007... The Enstar Group, Inc. (“Enstar” or the “Company”) (Nasdaq:ESGR) today announced a record date of January 16, 2007, for the $3.00 per share dividend to be paid following the shareholders’ approval of Enstar’s merger with Castlewood Holdings Limited (“Castlewood”) announced on May 24, 2006, pursuant to which Enstar will become a wholly-owned subsidiary of Castlewood. In connection with the proposed merger, Castlewood has filed a registration statement, which includes a proxy statement prepared by Enstar and other materials, with the Securities and Exchange Commission (“SEC”). INVESTORS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CASTLEWOOD, ENSTAR, THE PROPOSED MERGER AND RELATED MATTERS. The registration statement and proxy statement, as well as other filed documents containing information about Castlewood, Enstar, the proposed merger and related matters, are available through Enstar’s website, www.enstargroup.com and the SEC’s website, www.sec.gov.
     The dividend is expected to be paid on January 30, 2007, conditioned on the shareholders’ vote to approve the merger at the annual shareholders’ meeting, which is scheduled to be held that morning.
     Enstar also reported that it has received a written Staff Determination from The NASDAQ Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq’s Marketplace Rules 4350(e) and 4350(g) because of its failure to hold an annual meeting of shareholders by December 31, 2006, and, therefore, the Staff has determined to delist the Company’s securities from Nasdaq. The Company, which delayed its annual meeting in order to include the vote on the pending merger, intends to request an appeal of the Staff’s determination. Pending a decision by the hearing panel, the delisting will be suspended and the Company’s common stock will continue to be traded on Nasdaq.
     If the proposed merger is consummated following the annual meeting, the Company’s common stock will be deregistered, and Castlewood’s ordinary shares will be registered and are expected to trade on Nasdaq.
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed merger on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure (i) to obtain shareholder approval or (ii) to satisfy other closing conditions. Other important risk factors regarding Enstar are set forth in Item 1A. “Risk Factors” to Enstar’s Form 10-K/A for the year ended December 31, 2005 and under the heading “Risk Factors” in the registration statement on Form S-4 filed by Castlewood with the SEC. Those risk factors are hereby incorporated herein by reference. Furthermore, Enstar does not undertake any obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.
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